Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262371, No. 333-236196, No. 333-222927, No. 333-210973, No. 333-188134, No. 333-164737 and No. 333-65376-99) on Form S-8 of our report dated October 12, 2022, with respect to the consolidated financial statements of Accenture plc and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Chicago, Illinois
October 12, 2022